EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

TAYLOR MORRISON COMMUNITIES, INC. AND
MONARCH COMMUNITIES INC. PRICE 5.625%
SENIOR UNSECURED NOTES OFFERING

SCOTTSDALE, AZ, February 28, 2014 – Taylor Morrison Communities, Inc. and Monarch Communities Inc. (together, the “Issuers”), which are indirect subsidiaries of Taylor Morrison Home Corporation (NYSE: TMHC) (“TMHC”), today announced that they have priced their offering of $350.0 million aggregate principal amount of senior notes due 2024 (the “Senior Notes”), which represents an increase of $50.0 million from the proposed offering that was previously announced. The Senior Notes will bear interest at a rate of 5.625% per annum, payable semi-annually in cash, in arrears, on each March 1 and September 1, beginning on September 1, 2014.

The closing of the offering of the Senior Notes is expected to occur on March 5, 2014 and is conditioned on customary closing conditions. The Issuers plan to use the net proceeds from the Senior Notes for general corporate purposes, including land acquisition and development.

The Senior Notes will be unsecured and guaranteed on a senior unsecured basis by the same subsidiaries of TMHC that guarantee the existing 5.25% Senior Notes due 2021 and 7.75% Senior Notes due 2020 of the Issuers.

The Senior Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The issuance and sale of the Senior Notes have not been registered under the Securities Act, and the Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes, nor shall there be any offer, solicitation or sale of any Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Issuers’ operations and business environment, all of which are difficult to predict and many of which are beyond the Issuers’ control.